Exhibit 99.1

Gulfport Energy Reports First Quarter 2023 Financial and Operational Results

OKLAHOMA CITY (May 2, 2023) Gulfport Energy Corporation (NYSE: GPOR) (“Gulfport” or the “Company”) today reported financial and operational results for the three months ended March 31, 2023 and provided an update on its 2023 development plan and financial position.

First Quarter 2023 and Recent Highlights

●	Delivered total net production of 1,057.4 MMcfe per day, above analyst consensus expectations

●	Reported $523.1 million of net income and $229.7 million of adjusted EBITDA(1), above analyst consensus expectations

●	Generated $304.1 million of net cash provided by operating activities and $63.1 million of adjusted free cash flow(1)

●	Reduced total debt outstanding by $145.0 million as compared to December 31, 2022 and had no borrowings under the revolving credit facility as of March 31, 2023

●	Completed spring borrowing base redetermination of revolving credit facility, which resulted in (1) borrowing base increase from $1.0 billion to $1.1 billion, (2) elected commitments increase from $700 million to $900 million, (3) addition of two financial institutions to the bank group and (4) extension of the maturity to May 2027

●	Repurchased 459.1 thousand shares for $32.9 million at a weighted average price of $71.61 per share during first quarter 2023

●	Repurchased 55.0 thousand shares of common stock for $4.4 million subsequent to the end of first quarter 2023; repurchased 3.4 million shares of common stock for $288.1 million(2) since the inception of the repurchase program

John Reinhart, President and CEO, commented, “We generated significant free cash flow during the first quarter despite the weaker commodity price environment, allowing us to continue to return capital to our shareholders while improving our already strong financial position as evidenced by our debt reduction of $145 million and the improvement of our leverage ratio. The current natural gas environment reinforces the importance of efficient and sustainable development of our assets and the focus of our team to enhance margins, optimize efficiencies, and protect the financial strength of the Company will further improve our strong positioning going forward. Our intention is to return substantially all of our adjusted free cash flow to our shareholders through common share repurchases after accounting for opportunistic acquisitions of accretive leasehold opportunities that high-grade our resource depth and provide optionality for our future development plans.”

Reinhart continued, “On the operational front, we are keenly focused on optimizing the development of our high-quality asset base in order to maximize the fundamental value of our company while protecting our balance sheet and prioritizing cash flow generation. In the first quarter of 2023, the Company delivered operational and financial performance better than analyst consensus estimates for both production and adjusted free cash flow while reducing cycle times and increasing capital efficiency. The team’s focus on efficiencies and continuous improvements in well productivity position us well as we enter the second quarter and continue to execute on our planned activity for the remainder of the year. In addition to our initial operational cadence improvements, we are also beginning to realize cost reductions in our capital program which reinforce our full-year guidance range for capital expenditures of $425 million to $475 million. We are focused on delivering additional savings in the current environment and will provide an update in future quarters. Our strong first quarter performance, both financially and operationally, positions the Company to deliver exceptional results while providing strategic optionality throughout the remainder of 2023.”

A company presentation to accompany the Gulfport earnings conference call can be accessed by clicking here.

1.	A non-GAAP financial measure. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at www.gulfportenergy.com.

2.	As of April 26, 2023.

2023 Guidance

The Company is reaffirming its 2023 guidance previously issued on February 28, 2023. Gulfport expects approximately 60% to 65% of its drilling and completion (“D&C”) capital expenditures for 2023 to occur in the first half of 2023 due to the higher level of development activity experienced early in the year. In addition, driven by strong production performance and efficiency gains achieved to date, the Company currently forecasts total net production to be trending to the high end of the previously provided guidance range of 1,000 MMcfe to 1,040 MMcfe per day.

Operational Update

The table below summarizes Gulfport’s operated drilling and completion activity for the first quarter of 2023:

	Quarter Ended March 31, 2023
	Gross	Net	Lateral Length
Spud
Utica	6	5.3	14,500
SCOOP	2	1.5	8,600

Drilled
Utica	7	6.6	13,500
SCOOP	1	0.7	8,700

Completed
Utica	5	4.8	15,800
SCOOP	—	—	—

Turned-to-Sales
Utica	—	—	—
SCOOP	—	—	—

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Gulfport’s net daily production for the first quarter of 2023 averaged 1,057.4 MMcfe per day, primarily consisting of 738.5 MMcfe per day in the Utica and 318.9 MMcfe per day in the SCOOP. For the first quarter of 2023, Gulfport’s net daily production mix was comprised of approximately 89% natural gas, 8% natural gas liquids (“NGL”) and 3% oil and condensate.

	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022
Production
Natural gas (Mcf/day)	944,408	924,496
Oil and condensate (Bbl/day)	4,729	3,632
NGL (Bbl/day)	14,096	10,294
Total (Mcfe/day)	1,057,359	1,008,052
Average Prices
Natural Gas:
Average price without the impact of derivatives ($/Mcf)	$3.32	$4.87
Impact from settled derivatives ($/Mcf)	$—	$(1.34)
Average price, including settled derivatives ($/Mcf)	$3.32	$3.53
Oil and condensate:
Average price without the impact of derivatives ($/Bbl)	$72.16	$92.51
Impact from settled derivatives ($/Bbl)	$(1.04)	$(24.91)
Average price, including settled derivatives ($/Bbl)	$71.12	$67.60
NGL:
Average price without the impact of derivatives ($/Bbl)	$31.46	$48.88
Impact from settled derivatives ($/Bbl)	$0.77	$(6.20)
Average price, including settled derivatives ($/Bbl)	$32.23	$42.68
Total:
Average price without the impact of derivatives ($/Mcfe)	$3.71	$5.30
Impact from settled derivatives ($/Mcfe)	$—	$(1.38)
Average price, including settled derivatives ($/Mcfe)	$3.71	$3.92
Selected operating metrics
Lease operating expenses ($/Mcfe)	$0.21	$0.19
Taxes other than income ($/Mcfe)	$0.11	$0.14
Transportation, gathering, processing and compression expense ($/Mcfe)	$0.92	$0.93
Recurring cash general and administrative expenses ($/Mcfe) (non-GAAP)	$0.10	$0.11
Interest expenses ($/Mcfe)	$0.14	$0.15

Capital Investment

Capital investment was $147.0 million (on an incurred basis) for the first quarter of 2023, of which $127.2 million related to drilling and completion (“D&C”) activity and $19.8 million related to leasehold and land investment.

Common Stock Repurchase Program

Gulfport’s board of directors previously authorized the Company to repurchase up to $400 million of its outstanding shares of common stock. Purchases under the repurchase program may be made from time to time in open market or privately negotiated transactions, and will be subject to available liquidity, market conditions, credit agreement restrictions, applicable legal requirements, contractual obligations and other factors. The repurchase program does not require the Company to acquire any specific number of shares. The Company intends to purchase shares under the repurchase program opportunistically with available funds while maintaining sufficient liquidity to fund its capital development program. The repurchase program may be suspended from time to time, modified, extended or discontinued by the board of directors at any time.

As of April 26, 2023, the Company had repurchased 3.4 million shares of common stock at a weighted-average share price of $84.38 since the program initiated in March 2022, totaling approximately $288.1 million in aggregate.

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Spring Borrowing Base Redetermination

Gulfport recently completed its spring borrowing base redetermination and on May 1, 2023, the Company entered into the 3rd amendment to its credit agreement (the “Amendment”) governing the Company’s revolving credit facility. The Amendment, among other things, increased the borrowing base under the credit facility from $1 billion to $1.1 billion, with aggregate elected lender commitments increasing from $700 million to $900 million. The Company added two additional financial institutions to the bank group, bringing the total financial institutions participating in the Company’s revolving credit facility to 16. In addition, the Amendment extended the maturity of the credit facility by more than 18 months to May 1, 2027. The Amendment increases Gulfport’s financial flexibility to continue to execute its business plan and return capital to shareholders.

Michael Hodges, Gulfport’s CFO, commented, “We are pleased to announce the results of our successful spring borrowing base redetermination, which was driven by the underlying value of our high-quality resource base despite the current natural gas price environment. We greatly appreciate the support of our bank group as we position the Company to opportunistically deliver value to our stakeholders.”

Financial Position and Liquidity

As of March 31, 2023, Gulfport had approximately $3.5 million of cash and cash equivalents, no outstanding borrowings under its revolving credit facility, $74.4 million of letters of credit outstanding and $550 million of outstanding 2026 senior notes.

Gulfport’s liquidity at March 31, 2023, totaled approximately $629.1 million, comprised of the $3.5 million of cash and cash equivalents and approximately $625.6 million of available borrowing capacity under its revolving credit facility. Pro forma for the Amendment, Gulfport’s liquidity at March 31, 2023 increases by approximately $200 million.

Derivatives

Gulfport enters into commodity derivative contracts on a portion of its expected future production volumes to mitigate the Company’s exposure to commodity price fluctuations. For details, please refer to the “Derivatives” section provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

First Quarter 2023 Conference Call

Gulfport will host a teleconference and webcast to discuss its first quarter of 2023 results beginning at 9:00 a.m. ET (8:00 a.m. CT) on Wednesday, May 3, 2023.

The conference call can be heard live through a link on the Gulfport website, www.gulfportenergy.com. In addition, you may participate in the conference call by dialing 866-373-3408 domestically or 412-902-1039 internationally. A replay of the conference call will be available on the Gulfport website and a telephone audio replay will be available from May 4, 2023 to May 18, 2023, by calling 877-660-6853 domestically or 201-612-7415 internationally and then entering the replay passcode 13738078.

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Financial Statements and Guidance Documents

First quarter of 2023 earnings results and supplemental information regarding quarterly data such as production volumes, pricing, financial statements and non-GAAP reconciliations are available on our website at ir.gulfportenergy.com.

Non-GAAP Disclosures

This news release includes non-GAAP financial measures. Such non-GAAP measures should be not considered as an alternative to GAAP measures. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

About Gulfport

Gulfport is an independent natural gas-weighted exploration and production company focused on the exploration, acquisition and production of natural gas, crude oil and NGL in the United States with primary focus in the Appalachia and Anadarko basins. Our principal properties are located in eastern Ohio targeting the Utica formation and in central Oklahoma targeting the SCOOP Woodford and SCOOP Springer formations.

Forward Looking Statements

This press release includes “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements regarding Gulfport’s current expectations, management’s outlook guidance or forecasts of future events, projected cash flow and liquidity, inflation, share repurchases, its ability to enhance cash flow and financial flexibility, future production and commodity mix, plans and objectives for future operations, the ability of our employees, portfolio strength and operational leadership to create long-term value, the rejection of certain midstream contracts and the assumptions on which such statements are based. Gulfport believes the expectations and forecasts reflected in the forward-looking statements are reasonable, Gulfport can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are described under “Risk Factors” in Item 1A of Gulfport’s annual report on Form 10-K for the year ended December 31, 2022 and any updates to those factors set forth in Gulfport’s subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at https://www.gulfportenergy.com/investors/sec-filings). Gulfport undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Investors should note that Gulfport announces financial information in SEC filings, press releases and public conference calls.  Gulfport may use the Investors section of its website (www.gulfportenergy.com) to communicate with investors.  It is possible that the financial and other information posted there could be deemed to be material information.  The information on Gulfport’s website is not part of this filing.

Investor Contact:

Jessica Antle – Director, Investor Relations

jantle@gulfportenergy.com

405-252-4550

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